UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 9, 2016

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

660 W. Germantown Pike, Suite 110 Plymouth Meeting, Pennsylvania	19462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2016, David B. Weiner, Ph.D., was appointed as a director of our company. In March 2016, Dr. Weiner joined the world renowned Wistar Institute, the nation’s first independent biomedical research facility and an international leader in cancer, immunology and infectious disease research, as Executive Vice President and Director of its Vaccine Center and the W. W. Smith Endowed Chair in Cancer Research. On March 1, 2016, Dr. Weiner retired as Professor, Department of Pathology & Laboratory Medicine at the University of Pennsylvania and Chair of the Gene Therapy and Vaccine Program at the University’s Perelman School of Medicine. Dr. Weiner was employed by the University of Pennsylvania from 1986 until his retirement.

Dr. Weiner has served as chairman of our scientific advisory board since 2001, beginning with the predecessor company VGX Pharmaceuticals. We have an exclusive license agreement to DNA-based immunotherapy and vaccine technology developed at the University of Pennsylvania. The technology was developed in the University of Pennsylvania laboratory of Dr. Weiner, who is a pioneer in the field of DNA-based vaccines.

On March 9, 2016, Dr. Weiner was granted a stock option to purchase 16,000 shares of our common stock at an exercise price of $7.02 per share and restricted stock units representing 16,000 shares of our common stock upon his appointment as a director. He was also granted stock option to purchase 30,000 shares of our common stock at an exercise price of $7.02 per share and restricted stock units representing 30,000 shares of our common stock for consulting services as chair of our scientific advisory board. Dr. Weiner will also receive the same cash and equity compensation that is paid to our other outside directors for their service as directors.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated March 10, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: March 15, 2016